UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 13, 2012

TGR Financial, Inc.

(Exact name of registrant as specified in its charter)

Florida	333-182414	45-4250359
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3560 Kraft Road, Naples, Florida		34105
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (239) 348-8000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS.

On September 13, 2012, the Office of the Comptroller of the Currency (the “OCC”) formally terminated its operating agreement (the “Operating Agreement”) with First National Bank of the Gulf Coast (the “Bank”), a subsidiary of TGR Financial, Inc. (the “Company”). The Bank entered into the Operating Agreement with the OCC on November 5, 2009, in connection with the Bank’s acquisition of Panther Community Bank. The OCC established the Operating Agreement to address a high level of liquidity risk at the time of the acquisition, and it contained specific terms related to the Bank’s business plan, liquidity, profit plan and capital. The OCC terminated the Operating Agreement based upon the current condition of the Bank as well as the Bank’s safe and sound operation, which did not require the Operating Agreement’s continued existence. The Operating Agreement, which was not construed as a “formal written agreement” within the meaning of provisions of federal law, did establish certain parameters within which the Bank was required to operate. These parameters included limitations on annual growth, maintenance of certain levels of liquidity and restrictions on geographic expansion.

On September 18, 2012, the Bank announced the results of a Special Meeting of Shareholders in a press release. The Press Release is furnished as Exhibit 99.1 hereto. Pursuant to the meeting, on September 25, 2012, the Bank completed the transaction to become a wholly owned subsidiary of the Company.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit	Description

99.1	Press Release of First National Bank of the Gulf Coast, dated September 18, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed its behalf by the undersigned, thereunto duly authorized.

Date: October 1, 2012	By:	/s/ Robert T. Reichert
Robert T. Reichert Senior Executive Vice President and Chief Administrative Officer (principal financial officer)

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of First National Bank of the Gulf Coast, dated September 18, 2012.